Exhibit 5.1

March 2, 2015

Rocky Mountain Chocolate Factory, Inc.
265 Turner Drive
Durango, Colorado 81301

Re:	Post-Effective Amendment No. 1 to Registration Statements on Form S-8 of Shares of Common Stock, $0.001 par value per share, of Rocky Mountain Chocolate Factory, Inc.

Ladies and Gentlemen:

We have acted as counsel to Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statements on Form S-8 (File Nos. 333-191729 and 333-145986) (the “Registration Statements”) under the Securities Act of 1933, as amended (the “Securities Act”), originally filed by Rocky Mountain Chocolate Factory, Inc., a Colorado corporation (the “Predecessor Registrant”), registering shares of common stock, par value $0.001 per share, of the Company (the “Shares”) under the Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan (As Amended and Restated) (the “Plan”).

The Company became the successor to the Predecessor Registrant on March 1, 2015 for purposes of Rule 414 under the Securities Act as a result of the merger (the “Merger”) of the Predecessor Registrant with the Company’s wholly-owned subsidiary, RKB Merger Corp., a Colorado corporation (“MergerCo”), with the Predecessor Registrant being the surviving corporation.  The Merger became effective at 12:01 a.m. on March 1, 2015, at which time the separate corporate existence of MergerCo ceased and the Predecessor Registrant became a direct, wholly-owned subsidiary of the Company.  In connection with the Merger, the Company assumed the Plan and, as a result, the Shares issuable pursuant thereto.

We have examined the Post-Effective Amendment, the Registration Statements, the Plan and such documents and records of the Company as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by the Company of any certificates representing the Shares, the registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP